Exhibit 16.1

KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721

June 2, 2025

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Spectral AI, Inc. (the Company) and, under the date of March 31, 2025, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2024 and 2023. On May 29, 2025, we were dismissed.

We have read the Company’s statements included under Item 4.01 of its Form 8-K dated June 2, 2025, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements in Item 4.01(a) that the change was approved by the Company’s Audit Committee and Board of Directors, or the statements in Item 4.01(b).

Very truly yours,

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee